Exhibit 10.7
Separation and Release of Claims Agreement
     This Separation and Release of Claims Agreement (“Agreement”), dated as of May 12, 2008, is made by and between BearingPoint, Inc. (“BearingPoint” or the “Company”), and Judy Ethell (“Employee”) (collectively, the “Parties”).
Recitals
     1. Employee is presently employed by BearingPoint and serves as Managing Director, Executive Vice President and Chief Financial Officer.
     2. The Parties desire for Employee to separate from her employment with BearingPoint and to set forth the mutually agreed terms and conditions of Employee’s separation.
     In consideration of the mutual acts, payments and promises set forth in this Agreement, BearingPoint and Employee agree as follows:
Agreement and Releases
     1. Separation from Employment. Effective July 31, 2008 (the “Separation Date”), Employee shall separate from employment with the Company and terminate all employment positions and titles she may hold with BearingPoint and its affiliates, including, without limitation, her positions as Managing Director, Executive Vice President, Chief Financial Officer and/or Chief Accounting Officer of BearingPoint. The parties waive any contractual notice obligations that may otherwise exist in connection with the Separation Date.
     2. Scope of Duties Prior to Separation Date. Employee will continue to serve in her current role as Chief Financial Officer until the earlier of (a) the date when another person assumes the position of Chief Financial Officer, or (b) July 1, 2008 (in either case, the “Transition Date”). At such time, Employee shall serve in a non-executive officer position through the Separation Date. As of the Transition Date, Employee shall also resign from all other executive officer positions she holds with the Company, including that of Chief Accounting Officer, or any of its subsidiaries or affiliates. Subject to the foregoing, through the Separation Date, Employee will work at the direction of, and report to, Ed Harbach and perform such duties as may be assigned by him. Employee shall complete and/or relinquish her assignments in a cooperative and orderly manner as may be requested by the Company and diligently assist with the transition of those duties and matters for which she is presently responsible. From the date hereof through the Separation Date, the Company shall ensure that Employee has access to such information as is necessary or advisable for her to perform her duties and obligations hereunder. Notwithstanding the foregoing, the Company acknowledges and agrees that Employee will be telecommuting during the month of July 2008 and she will not be required to work out of the Company’s offices in July 2008 except for the first one-week period in July 2008, during which week Employee shall, at the Company’s discretion, either engage in business travel as directed by the Company or work at one of the Company’s offices.
     3. Payment of Salary and Expenses; Benefits. Through the Separation Date, BearingPoint shall continue to pay Employee her salary at its current level and provide her with the benefits which she currently receives. BearingPoint shall pay to Employee any earned, but unpaid portion of her salary, as of the Separation Date, no later than the date on which such salary would normally be paid. Any outstanding reimbursable expenses as of the Separation Date will be paid to Employee upon submission and approval of those expenses in accordance with the Company’s policies and customary practices (with such approval to not be unreasonably withheld). Except as otherwise specified in this Agreement, all compensation and benefits shall cease as of the Separation Date.
     4. Annual Bonus. On or before July 15, 2008, BearingPoint shall pay to Employee a lump sum amount of TWO HUNDRED SIXTY THOUSAND AND FORTY-SEVEN AND 00/100 DOLLARS ($260,047.00), less required and authorized withholdings and deductions, representing Employee’s 2007 annual bonus; provided, however, that in the event the Company pays 2007 bonuses to other employees in the Company prior to that time, Employee shall be paid her bonus at such earlier date.
     5. Vacation and Personal Days. No later than the date of Employee’s final salary payment following the Separation Date, BearingPoint shall pay to Employee the sum of SEVENTY THOUSAND AND 00/100 DOLLARS ($70,000.00), in settlement of Employee’s personal and vacation days that may remain accrued but unused as of the Separation Date.
     6. Severance Payment. Subject to and contingent upon Employee’s execution of a supplemental release of claims on or immediately following the Separation Date in the form attached hereto as Exhibit A (the “Supplemental Release”), on February 2, 2009, BearingPoint shall pay to Employee a lump sum cash amount of ONE MILLION AND FORTY THOUSAND AND 00/100 ($1,040,000.00), less required and authorized withholdings and deductions, representing the sum of Employee’s annual base salary and current Target Bonus (“Severance Payment”). In connection therewith, the Company shall also execute the Supplemental Release on or immediately following the Separation Date.
     7. COBRA. For a period of up to eighteen (18) months following the Separation Date, BearingPoint shall provide Employee and her spouse continued coverage under the Company’s group health plan without any premium cost to Employee or her spouse, which continued coverage will count towards and be treated in satisfaction of BearingPoint’s obligation to

Separation and Release of Claims Agreement

provide Employee and her spouse with continuation health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); provided, however, that BearingPoint’s obligations under this Paragraph 7 with respect to Employee and/or her spouse, as applicable, shall cease at such time as Employee and/or her spouse, as applicable, obtain other employer-sponsored health insurance coverage, except that to the extent required by COBRA, Employee and/or her spouse, as applicable, shall be entitled to elect to continue coverage at their own expense under the Company’s group health plan pursuant to COBRA for the remainder of the eighteen (18) month period prescribed by this Paragraph 7 (or such other period of time as prescribed by COBRA). Employee agrees to notify BearingPoint in a prompt and timely manner of the commencement date of such other employer-sponsored health insurance coverage. For clarification, if Employee’s spouse obtains employer-sponsored health insurance coverage, the Company shall no longer be obligated to provide coverage to the Employee’s spouse under the Company’s group health plan but it shall remain obligated to continue to provide coverage to Employee until such time as Employee obtains other employer-sponsored health coverage and vice versa.
     8. Restricted Stock Units and Stock Options.
     a. Restricted Stock Units (“RSUs”). The Parties agree that, notwithstanding anything contained in either of the RSU Agreements between the Company and Employee dated September 19, 2006 (the “RSU Agreements”), Employee shall vest, on July 1, 2008, in the RSUs otherwise scheduled to vest on July 1, 2009 and shall therefore, as of July 31, 2008, be vested in all 386,000 RSUs granted in Employee’s two RSU Agreements. With respect to Employee’s 52,700 RSUs scheduled for settlement on July 1, 2008, the Parties agree that the Company’s tax withholding obligations in connection therewith shall be satisfied by the withholding of such number of whole shares of Common Stock otherwise deliverable to Employee in settlement of such RSUs having a fair market value, as determined by the Company as of July 1, 2008, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rate (“Net-Share Delivery”). With respect to all Employee’s RSUs scheduled for settlement after July 1, 2008, the Parties agree that such RSUs shall be settled on such dates as the RSU Agreements prescribe, as modified below, and the tax withholding obligations for such RSUs will not be subject to Net-Share Delivery but instead must be satisfied by Employee either (i) by advance payment in cash to the Company of such withholding taxes or (ii) through the Company’s “sell-to-cover” program with Morgan Stanley. Employee acknowledges and agrees that, notwithstanding any provision of the RSU Agreements to the contrary, all RSUs vested but not yet settled as of the Separation Date shall be settled in the Company’s next available quarterly RSU liquidity window following each settlement

Separation and Release of Claims Agreement

date set forth in paragraph 5(b) of the RSU Agreements. The Parties agree that Employee shall not be deemed subject to the restrictions set forth in paragraph 5(d) of Employee’s RSU Agreements. The Parties further agree that paragraph 5(e) of the RSU Agreements shall remain in effect without modification until August 31, 2008, and consistent with the Company’s insider trading policy, until that date, Employee shall not be entitled to sell or transfer any shares of Common Stock acquired pursuant to the RSU Agreements without the Company’s prior written approval. Thereafter, Employee may, during the Company’s quarterly RSU liquidity windows (whether or not during a blackout period), and subject to Employee’s compliance with applicable law, sell or transfer shares of Common Stock received upon the settlement of RSUs pursuant to Section 5(a) of the RSU Agreements without the necessity of further approval by the Company in the same manner and to the same extent as other holders of the Company’s RSUs. The Company agrees to cooperate in good faith to have any restrictive legend removed from any certificate representing such shares of Common Stock at such time as such shares of Common Stock may be sold without registration by a non-affiliate pursuant to paragraph (b) of Rule 144 under the Securities Act of 1933, as amended. Paragraph 6(c) of the RSU Agreements is hereby deleted and of no further force or effect; provided, however, that if the Company offers the “sell-to-cover” program with Morgan Stanley or similar transaction program for holders of its RSUs generally, then Employee shall be permitted to participate on the same basis and subject to the same terms as all other holders of RSUs. Except as set forth herein, the terms and conditions of the RSU Agreements shall continue to apply following the Separation Date.
     b. Stock Options. The Parties agree that Employee shall vest, on July 1, 2008, in 150,000 stock options otherwise scheduled to vest on July 1, 2009 pursuant to the BearingPoint Stock Option Agreement and the terms of Employee’s September 19, 2006 Award Notice and shall thereafter be exercisable until the expiration of three (3) months following the Separation Date, or October 31, 2008. Except as set forth herein, the terms and conditions contained in the Stock Option Agreement and the September 19, 2006 Award Notice shall continue to apply following the Separation Date.
     9. Further Consideration. In consideration of Employee’s continued service through July 31, 2008, her assistance in the orderly transition of her responsibilities, the termination of the Special Termination Agreement, the covenants set forth in Paragraphs 17 and 18 and the release of claims in Paragraph 15, and subject to Employee’s execution of the Supplemental Release, BearingPoint shall provide Employee with the further consideration set forth in this Paragraph 9 that exceeds anything of value to which she is currently entitled.

Separation and Release of Claims Agreement

     a. Additional Consideration Payment. On February 2, 2009, BearingPoint shall pay to Employee an additional lump sum payment in the amount of SEVEN HUNDRED THOUSAND AND 00/100 DOLLARS ($700,000.00), less required and authorized withholdings and deductions (The “Additional Consideration Payment”).
     b. Special Termination Agreement. The parties stipulate and agree that the July 2005 Special Termination Agreement between BearingPoint and Employee (the “Special Termination Agreement”) is hereby terminated in its entirety and of no further force and effect.
     c. Change of Control. In the event a Change of Control (as defined below) shall have occurred on or before January 31, 2009, BearingPoint shall, on (A) February 2, 2009 or (B) within ten (10) business days following the date on which the Change of Control is deemed to have occurred, whichever is later, pay to Employee an additional lump sum amount of ONE MILLION FOUR HUNDRED THOUSAND AND 00/100 DOLLARS ($1,400,000.00).
For purposes of this Agreement, a “Change of Control” of the Company shall have occurred if any of the following events occur:
     i. a consolidation, merger or other reorganization of the Company in which the Company is merged, consolidated or reorganized into or with another corporation or other legal person or pursuant to which shares of the Company’s stock are converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger own more than 50.1% of the common stock of the surviving corporation or its ultimate parent immediately after the merger;
     ii. any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, where the holders of the Company’s common stock immediately prior to the transaction own less than 50.1% of the common stock of such transferee or its ultimate parent immediately after such transaction;
     iii. any liquidation or dissolution of the Company or any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;
     iv. any person (including any “person” as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 but not including the Company, any subsidiary of the Company, any employee benefit plan of the

Separation and Release of Claims Agreement

Company or any subsidiary of the Company, or any person holding the Company’s common stock for or pursuant to the terms of any such plan) has become the beneficial owner of 20% or more of the Company’s outstanding common stock;
     v. if at any time the directors who either serve on the Company’s board of directors on the date of this Agreement or subsequently become directors with the approval of at least two-thirds of the directors serving on the board of directors on the date of this Agreement, cease for any reason to constitute at least a majority thereof; or
     vi. any occurrence that would be required to be reported in response to Item 6 of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934 or any successor rule or regulation;
provided, however, that a Change of Control of the Company shall not be deemed to have occurred as a result of any transaction having one or more of the effects specified in clauses (i)-(vi) above if such transaction is proposed by, and includes a significant equity participation {i.e., an aggregate of at least 25% of the outstanding common equity securities of the Company immediately after such transaction which are entitled to vote to elect any class of directors) of, the executive officers of the Company as constituted immediately prior to the occurrence of the transaction or any Company employee stock ownership plan or pension plan.
     d. Covenants. The Parties hereby amend the Managing Director Agreement between BearingPoint and Employee dated July 1, 2005 (the “Managing Director Agreement”) by modifying the definition of “Competing Entity” as follows:
“Competing Entity” means any of the following entities, their affiliates, subsidiaries, and successors: Accenture, IBM, Answerthink, Anteon, Booz Allen, Bain, Cambridge Technology Partners, Fujitsu, Maximus, Unisys, US Web and Lucent Technologies.
The Parties agree that Employee shall not be entitled to payment of severance pursuant to paragraph 6 of the Managing Director Agreement.
     10. Provisions Relating to Payments.
     a. Manner of Payment. All payments to be made hereunder by BearingPoint shall be delivered pursuant to the direct deposit instructions currently on file with the Company. In the event of

Separation and Release of Claims Agreement

Employee’s death prior to the payment of any amounts due hereunder, the Company shall pay all such amounts to Employee’s estate upon the estate’s execution of a release, if applicable.
     b. Repayment. Except as to claims asserted under the Age Discrimination in Employment Act of 1967, as amended, Employee agrees that, should Employee contend in any litigation, arbitration or other adversary proceeding that this Agreement, or any portion of it, is invalid or unenforceable, then as a precondition to making such contention, Employee shall first refund in full to the Company all amounts received under Paragraph 9.
     11. Taxes. All amounts paid to Employee pursuant to this Agreement (other than reimbursed expenses) and all amounts withheld by BearingPoint for the account of Employee, pursuant to the next sentence, will, for income tax purposes, be includible in the gross taxable income of Employee for the appropriate tax year. To the extent required by applicable law, BearingPoint shall withhold or cause to be withheld from the Payment the amount of any applicable federal, state or local taxes. Employee will be solely responsible for all personal taxes, interest and penalties, if any, which are or may become due on amounts paid to her under this Agreement and agrees to defend, indemnify and hold BearingPoint harmless for any tax claims due on such amounts as a result of any action, inaction or omission by Employee.
     12. Indemnification.
     a. Prior to and following the Transition Date, the Company shall indemnify Employee to the fullest extent permitted by law, including without limitation, under the Delaware General Corporation Law, if Employee is a party to (or witness in), or is threatened to be made a party to (or witness in) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that Employee is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of or in any other capacity with respect to another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Employee in connection with such action, suit or proceeding if Employee acted in good faith and in a manner she reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe her conduct was unlawful. Expenses (including attorneys’ fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding by reason of Employee’s service as a director or officer of the

Separation and Release of Claims agreement

Company shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Employee to repay such amount if it shall ultimately be determined that she is not entitled to be indemnified by the Company. The indemnification provided to Employee shall be the same as in effect immediately prior to the Transition Date and on terms and conditions no less favorable than those provided to directors and executive officers of the Company generally.
     b. For a period of six years following the Separation Date, each member of the Company Control Group shall include Employee as a named insured in any director or officer liability insurance on terms provided to then current directors and executive officers of such entity generally if this may be done at no additional cost. Employee shall continue to receive director and officer liability insurance coverage on terms no less favorable than those provided to former directors or executive officers of the Company, or any of its direct and indirect subsidiaries or other entities controlled by the Company, generally (without giving effect to any lapsing of such coverage with respect to any particular director or executive officer due to passage of time or for any other reason whatsoever during such period).
     c. BearingPoint will indemnify Employee for any failure to comply with Section 409A of the Internal Revenue Code of 1986, as amended, including a tax gross-up payment to cover all applicable taxes relating thereto, including any such taxes attributable to payment under the terms specified herein.
     13. Costs. The Parties shall each bear their own costs and attorneys’ fees incurred in connection with this Agreement.
     14. No Further Compensation. Employee acknowledges and agrees that she is not entitled to receive any further monetary compensation, in the form of cash, equity or otherwise, from the Company and that the only future payments, equity and benefits she is entitled to receive from the Company are those specified in this Agreement.
     15. Complete Release of Claims.
     a. Release by Employee. Except as set forth below, Employee agrees that the consideration provided for herein represents settlement in full of all outstanding obligations that are, or could be argued to be, owed to Employee by BearingPoint. Except as set forth below, Employee, on behalf of herself and her respective heirs, family members, executors and assigns, hereby fully and forever releases BearingPoint, including its present and future officers, employees, agents, directors, executives, investors, shareholders, administrators,

Separation and Release of Claims Agreement

affiliates, divisions, subsidiaries, parents, assigns, predecessor and successor corporations, from any and all claims, whether presently known or unknown, suspected or unsuspected, she may possess arising from any omissions, acts, events or facts that have occurred up until and including the date on which the Parties execute this Agreement including, without limitation:
     i. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;
     ii. any and all claims of wrongful discharge of employment; constructive discharge; termination of employment following a change of control; termination of employment in anticipation of a change of control; termination in violation of public policy; discrimination; retaliation; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion, and any other claim for tort or wrongful treatment;
     iii. any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1990 (“ADA”), the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”), the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), any federal or state False Claims Act, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act (“WARN”), the Family and Medical Leave Act (“FMLA”), the Fair Labor Standards Act (“FLSA”) and all amendments to each Act as well as the regulations issued thereunder;
     iv. any and all claims arising out of any other federal, state or local laws and regulations relating to employment or employment discrimination;
     v. any and all claims relating to, or arising from, Employee’s right to receive or purchase, or actual receipt or purchase, of shares of stock of the Company, including, without

Separation and Release of Claims Agreement

limitation, any claims of fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
     vi. any and claims for violation of the federal, or any state, constitution; and
     vii. any and all claims for attorneys’ fees and costs.
     b. Release by Company. BearingPoint hereby fully and forever releases Employee, her heirs, executors and assigns, from any and all claims, whether presently known or unknown, suspected or unsuspected, that BearingPoint may possess arising from any omissions, acts, events or facts that have occurred up until and including the date on which the Parties execute this Agreement, including, without limitation, any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship; provided, however, that such released claims shall not include any claims in connection with any fraud, willful misconduct, gross negligence or criminal act on Employee’s part. The Company hereby represents and warrants to Employee that it is not presently aware of any fraud, willful misconduct, gross negligence or criminal acts on Employee’s part or any facts or circumstances which might give rise to a claim with respect thereto.
     c. The releases set forth in this Paragraph 15 shall remain in effect in all respects as complete general releases as to the matters released herein. Notwithstanding anything to the contrary contained in this Paragraph 15, the Parties agree that the releases provided for herein do not extend to: (i) any claims related to breach of this Agreement or the Supplemental Release, (ii) any obligations of the Parties pursuant to the two RSU Agreements, the Stock Option Agreement, the Stock Option Award Letter or the Managing Director Agreement not modified by this Agreement that otherwise survive termination of Employee’s employment with the Company; (iii) any rights to indemnification as set forth in Paragraph 12 above; or (iv) any claims that Employee may have under any ERISA plans maintained by the Company and in which Employee participates or participated in during her employment with the Company, other than the Special Termination Agreement and the Employment Letter between BearingPoint and Employee dated June 22, 2005, both of which are hereby terminated.
     16. Acknowledgement of Waiver of Claims under ADEA. Employee expressly acknowledges she is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee acknowledges the consideration given for this waiver of claims under the

Separation and Release of Claims Agreement

ADEA is in addition to anything of value to which she was already entitled. Employee further acknowledges: (a) she has been advised by this writing to consult with an attorney prior to executing this Agreement and has done so; (b) she has carefully read and fully understands all of the provisions of this Agreement; (c) she is, through this Agreement, releasing the Company from any and all claims she may have against it; (d) she understands and agrees that this waiver and release does not apply to any claims that may arise under the ADEA after the date she executes this Agreement; (e) she has at least twenty-one (21) days within which to consider this Agreement; (f) she has seven (7) days following her execution of this Agreement to revoke the Agreement (the “Revocation Period”); and (g) this Agreement shall not be effective until the Revocation Period has expired. Any revocation should be in writing and delivered to the attention of: Laurent C. Lutz, BearingPoint, Inc., O’Hare Plaza, 8725 W. Higgins Road, Chicago, Illinois, 60631.
     17. Confidential Information.
     a. Employee acknowledges that she has learned and may continue to learn “Confidential Information” (as defined below) relating to BearingPoint. In consideration of this Agreement, Employee agrees she will not disclose or use, or authorize any third party to disclose or use, any such Confidential Information, without prior written approval of the Company. As used in this Paragraph 17 and throughout this Agreement, “Confidential Information” shall mean information, including trade secrets, disclosed or known to Employee during her employment with the Company, about BearingPoint and/or its affiliates, the Company’s methods, business plans, operations, products, processes and services, including, but not limited to, information relating to research, development, inventions, programs, systems, finances and financial statements, marketing plans and strategies, merchandising, pricing strategies, merchandise sources, clients sources, system designs, procedure manuals, automated data programs, financial projections, computer software, terms and conditions of business arrangements with clients or suppliers, personnel procedures, supply and service resources, names and addresses of clients, names of professional advisors, and all other information pertaining to clients and suppliers of the Company, including, but not limited to assets, business interests, personal data and all other information pertaining to the Company, clients or suppliers whatsoever, including all accompanying documentation therefor. All information disclosed to Employee, or to which Employee had access or will have access during the period of her employment with the Company, for which there is any reasonable basis to believe is, or which appears to be, treated by the Company as Confidential Information, shall be presumed to be Confidential Information hereunder. The provisions of this Paragraph 17 shall not apply to a particular portion of the Confidential Information when: (a) it enters the public domain through no fault of Employee, (b) it is in Employee’s

Separation and Release of Claims Agreement

possession free of any confidentiality obligation, or (c) it was developed independently of and without reference to any Confidential Information or other information disclosed in confidence to any third party.
     b. The Company acknowledges and agrees that Employee has been in the accounting, audit and tax business for over 25 years, including over 23 years in the business prior to joining the Company, and as a result, Employee has accumulated information and knowledge regarding the accounting, audit and tax industry. Therefore, for clarification, nothing in this Agreement shall restrict Employee from using information or knowledge regarding the accounting, audit and tax industry that Employee possessed prior to her employment with the Company. Except as expressly provided for in Employee’s Managing Director Agreement, as amended herein, nothing contained in this Agreement shall preclude or limit Employee from performing services which may be similar to those performed by Employee on behalf of the Company without reliance on the Company’s Confidential Information.
     c. Employee agrees that all documents of any nature pertaining to activities of the Company or its affiliates, or that include any Confidential Information, in her possession now or at any time during the term of her employment with the Company, including without limitation, memoranda, notebooks, notes, data sheets, records and computer programs (however stored), are and shall be the property of the Company (“BearingPoint Property”).
     18. Return of BearingPoint Property. Employee agrees that she will return all Confidential Information to the Company prior to the Separation Date (including all copies of Confidential Information no matter how stored), and all other property of the Company, including, but not limited to, keys, access cards, computers, electronic equipment, notebooks, files, policies, papers, furniture and corporate credit cards.
     19. Remedies for Breach. Employee hereby acknowledges that a violation of any of the covenants set forth in Paragraph 17 and 18 of this Agreement will cause irreparable damage to BearingPoint and, accordingly, agrees that BearingPoint, in addition to liquidated damages in an amount equal to five (5) percent of the amount of the payments made pursuant to Paragraph 9(a) above, for each occurrence of a proven breach, shall be entitled as a matter of right to an injunction, issued by any court of competent jurisdiction, restraining any violation or further violation of such covenants by Employee; such right to an injunction, however, shall be in addition to the liquidated damages provided for above. Notwithstanding the foregoing, in no event shall the cumulative liquidated damages payable pursuant to this Paragraph 19 exceed the total, aggregate amount paid to Employee pursuant to Paragraph 9(a) above.

Separation and Release of Claims Agreement

     20. No Admission. Each of Employee and the Company understands and acknowledges that by entering into this Agreement, neither Employee nor the Company admits to any unlawful conduct or wrongdoing in connection with Employee’s employment by the Company or the termination thereof.
     21. No Pending Lawsuits. Employee represents she has no lawsuits, claims, complaints, charges, actions, or administrative filings pending in her name, or on behalf of any other person or entity, against BearingPoint or any other person or entity referred to herein.
     22. Nature of Agreement. This Agreement and all its provisions are contractual, not mere recitals, and shall continue in permanent force and effect unless revoked as provided herein.
     23. Cooperation. For the six (6) month period following the Separation Date, Employee agrees to make herself available and cooperate with the Company’s reasonable requests for assistance regarding matters about which Employee has relevant personal information or knowledge acquired during her employment with BearingPoint for up to 10 hours (including travel time, if needed) per month or, in the event of actual or threatened legal proceedings, for such additional time as may be reasonably required; provided, however, that if in any given month the Company does not use all or part of such 10 hours, the remaining time shall not carry over to a subsequent month.
     24. No Right to Future Employment. Employee agrees not to seek further employment or any other working relationship with BearingPoint and acknowledges she does not possess any rights or claims to any future employment with the Company.
     25. Notices. Any notice, demand or request required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to be given or made when delivered in person, when sent by United States registered or certified mail, or postage prepaid, or when faxed or emailed to a party at the address, facsimile number or email address specified below:

If to the Company:	BearingPoint, Inc. Attention: Laurent C. Lutz O’Hare Plaza 8725 W. Higgins Road Chicago, IL 60631 Fax Number: (773) 714-0399 Email: laurent.lutz@bearingpoint.com

Separation and Release of Claims Agreement

If to Employee:	To the address provided by the Employee to the Company in writing simultaneously herewith

With a copy to:	Patricia Brandt Bryan Cave LLP One Metropolitan Square, Suite 3600 St. Louis, Missouri 63102 Fax Number: 314 552 8702 Email: patricia.brandt@bryancave.com
Either Party may change the notice address by providing notice to the other Party in accordance with the terms of this Paragraph.
     26. Paragraph Headings. All Paragraph headings are for convenience only and do not modify or restrict any terms or conditions set forth in this Agreement.
     27. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to conflicts of law principles.
     28. Drafter of Agreement. This Agreement shall be construed without respect to its drafter, and shall be construed as though the Parties both participated equally in the drafting of this Agreement.
     29. Assignment. The obligations and duties of the Parties set forth in this Agreement may not be assigned or delegated; provided however, that nothing in this Agreement shall preclude the Company from consolidating or merging with, or transferring all or substantially all assets to, another corporation, person or entity (“Entity”). The Company will require any successor and any corporation or other legal person which is in control of such successor to all or substantially all of the business and/or assets of the Company (by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. The obligations and duties of Employee hereunder shall be personal and not assignable or delegable by Employee in any manner whatsoever.
     30. Entire Agreement. Except for the two RSU Agreements as modified by Paragraph 8(a) hereof, the Stock Option Agreement and the Award Notice as modified by Paragraph 8(b) hereof, and the Managing Director Agreement, as modified by Paragraph 9(d) hereof, this Agreement constitutes the entire and final agreement and understanding between the Parties on the subject matters hereof and supersedes or negates all prior or other written and/or verbal agreements, representations, statements, inducements or understandings pertaining to this Agreement and/or the

Separation and Release of Claims Agreement

subject matters hereof, including without limitation the Employment Letter between BearingPoint and Employee dated June 22, 2005 and the Special Termination Agreement, both of which are hereby terminated by agreement and shall be of no further force or effect. Notwithstanding any rule of law to the contrary, this Agreement shall not be — and shall not otherwise be deemed to be — amended, supplemented, revised, altered or modified in any other way, whether orally, by conduct, through informal writings, or by any combination thereof. This Agreement may be amended, supplemented, revised, altered or modified only as set forth in Paragraph 31 of this Agreement; provided, however, that notwithstanding any provision contained in Paragraphs 30 or 31 to the contrary, the Parties agree that BearingPoint shall have the right to amend any of the agreements referenced herein to comport with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. In the event the terms of this Agreement are inconsistent or conflict with the terms of any other writing regarding the subject matter hereof, the terms of this Agreement shall control.
     31. Amendments. This Agreement may not be orally modified. This Agreement may only be modified in a writing signed by both Parties. As to BearingPoint, only its President or General Counsel is authorized to modify this Agreement.
     32. No Representations. By executing this Agreement, Employee represents and acknowledges that she does not rely, and has not relied, upon any representation or statement not set forth in this Agreement with regard to the subject matter, basis, or effect of this Agreement or otherwise.
     33. Severability. Should it be determined that any provision or part of this Agreement or any documents executed in connection herewith is invalid or unenforceable, then such invalidity or unenforceability shall not affect the validity or enforceability of any other provision or part of this Agreement or the documents attendant to same.
     34. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed as effective as the signed original. Photographic or facsimile copies of such signed counterparts may be used in lieu of the originals and shall have the same effect as the original for all purposes.
     35. Authority to Execute. The Parties agree the undersigned are fully authorized to execute this Agreement. Employee represents and warrants that she has the capacity to act on her own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. BearingPoint represents and warrants that all corporate formalities attendant to the execution of this Agreement have been satisfied. The Company further represents and warrants as of the date hereof that the execution by the Company of this Agreement will not result in

Separation and Release of Claims Agreement

a breach of, or constitute a default under, any provision of any credit agreement to which the Company is a party.
     36. Voluntary Execution of Agreement. The Parties acknowledge they have carefully read and fully understand all of the terms of this Agreement, including the releases contained herein, have had sufficient time to consult with counsel of their choice, and that they enter into this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.
EMPLOYEE AFFIRMS SHE HAS CONSULTED WITH HER ATTORNEY, OR HAD AN OPPORTUNITY TO DO SO, PRIOR TO SIGNING THIS AGREEMENT AND THAT SHE IS EXECUTING THE AGREEMENT VOLUNTARILY AND WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.
SIGNATURES CONTAINED ON FOLLOWING PAGE

Separation and Release of Claims Agreement

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below:
BearingPoint, Inc.:

By:	/s/ F. Edwin Harbach	Dated:
(Signature)

F. Edwin Harbach (Print Name)

Title:	Chief Executive Officer
Judy Ethell:

/s/ Judy Ethell (Signature)	Dated:	May 29, 2008

Judy Ethell (Print Name)

Separation and Release of Claims Agreement